                                     Exhibit 2.1

                                ACQUISITION AGREEMENT

AGREEMENT, dated as of       day of                1996, by and between ENERGY
SYSTEMS, INC., a Nevada corporation (hereinafter called "ESI"), and the shareholders of CHINA MEDICAL DEVELOPMENT CO., LTD. (hereinafter called "Shareholders").

                                       RECITALS

    WHEREAS, the Shareholders own or control in their respective capacities the right to sell, transfer and exchange all of the shares of the capital stock of CHINA MEDICAL DEVELOPMENT CO., LTD., a British Virgin Islands Corporation and its 70% shareholding in Dun Hua Hua Kang Pharmaceutical Co., Ltd. (hereinafter collectively called the "China Medical Group").

    WHEREAS, ESI wishes to acquire all of the issued and outstanding capital stock of the China Medical Group in exchange for 7,000,000 shares of Common Stock, par value $0.001 per share and 21,000,000 shares of warrants of ESI (hereinafter referred to as the "ESI Common Stock and Warrants"), representing approximately 85.37% of the issued and outstanding shares of ESI following the exchange, and 100,000 shares of the to be issued Class B Preferred Stock with superior voting right always equivalent to 30% of total vote (hereinafter called "Class B Preferred Stock") on all corporate matters of ESI and cash of US$4,200,000 (Say United States Dollars Four Million and Two Hundred Thousand
Only).

    WHEREAS, the Shareholders wish to exchange their shares in the China
Medical Group for shares of the ESI Common Stock and Class B Preferred Stock and cash amount of US$4,200,000. (hereinafter called "Consideration")

    NOW, THEREFORE, in consideration of the premises herein contained and the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

    1.   EXCHANGE OF SECURITIES   Subject to the terms and conditions
hereinafter set forth, at the time of the closing referred to in Section 6 hereof (hereinafter called the

"Closing Date"), ESI will issue and deliver, or cause to be issued and delivered to the Shareholders, 7,000,000 shares of ESI Common Stock, 100,000 shares of Class B Preferred Stock and US$4,200,000 in exchange for which the Shareholders will deliver, or cause to be delivered to ESI, all of the issued and outstanding capital stock of the China Medical Group. Each of the 7,000,000 shares of ESI Common Stock shall also be accompanied by 3 classes of warrants making up a total of 21,000,000 warrants, 7,000,000 shares of Class A warrants exercisable at a price of $3.00 for one share of Common Stock at anytime up to and including the second anniversary date of this agreement; 7,000,000 shares of Class B warrants exercisable at a price of $4.00 for one share of Common Stock at anytime up to and including the fourth anniversary date of this agreement and 7,000,000 shares of Class C warrants exercisable at a price of $5.00 for one share of Common Stock up to and including the sixth anniversary date of this agreement. Immediately after the exchange, the Shareholders will own 85.37% of the resulting outstanding Common Stock of ESI, or 7,000,000 shares of ESI out of total issued and outstanding Common Stock of 8,200,000 shares. In addition, ESI will issue the Shareholders 100,000 shares of Class B Preferred Stock. The Class B Preferred Stock will have a superior voting right always equivalent to 30% of total vote on all corporate matters of ESI. The aforereferenced warrants shall also be issued for the existing 1,200,000 shares of common stock outstanding.

    2. REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS The Shareholders represent and warrant to ESI, all of which representations and warranties shall be true at the time of closing, and shall survive the Closing Date for a period of two years therefrom, except as to the representations and warranties set forth in subsection (g) hereof which shall survive for a period of three years from the Closing Date, and those set forth in subsection (i) which shall survive for a period of twelve months from the Closing Date, or from the date when the accounts receivable may become due and payable, whichever shall be later, that:

    a. The China Medical Group and its subsidiaries are corporations duly organized and validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the corporate powers to own their property and carry on their businesses as and where it is now being conducted. Certified copies of the Memorandum & Articles of Association and the By-laws for the China Medical Group and each of its subsidiaries are attached hereto as Exhibit 1, and such documents are true and correct copies of the Memorandum & Articles of Association and By-laws of each company and include all amendments thereto to the date hereof.

    b. The authorized share capital of China Medical Group is $3,000,000 made up of one class and one series of shares divided into 3,000,000 shares of $1.00 par value each, of which 10,000 shares are presently issued and outstanding.

    c. The Shareholders have the full power to exchange their shares of the capital stock of the China Medical Group upon the terms provided for in this Agreement, and all such shares have been duly and validly issued, and are free and clear of any lien or other encumbrance.

    d. The consolidated financial statements prepared by Arthur Andersen, Certified Public Accountants, at and for the year ended December 31, 1995, attached hereto as Exhibit 2, constitute true and correct statements as of such date of the financial condition of the China Medical Group and of its assets, liabilities and income, prepared in accordance with generally accepted accounting principles of the United States consistently applied, and from December 31, 1995, and until the date of closing, no dividends or distributions of capital, surplus, or profits has been, or will be paid or declared by any member of the China Medical Group in redemption of its outstanding shares or otherwise than in the ordinary course of business, and additional debt or equity securities have not been issued by any member of the China Medical Group, nor have any agreements or commitments been entered into for the issuance of any such securities.

    e. Since December 31, 1995, no member of the China Medical Group has engaged in any transaction other than transactions in the normal course of the operations of their business, except as specifically authorized by ESI in writing.

    f. No member of the China Medical Group is involved in any pending or threatened litigation which would materially adversely affect its financial condition as shown by the balance sheets of December 31, 1995 (Exhibit 3 hereto), which has not been provided for on such balance sheets or referred to in such balance sheets or disclosed to ESI in writing.

    g. Each member of the China Medical Group has and will have at the Closing Date, good and marketable title to all of its property and assets shown on Exhibit 2 hereto, free and clear of any and all liens, encumbrances or restrictions, except as shown on Exhibit 2 hereto, and except for taxes and assessments due and payable after the Closing Date and easements or minor restrictions with respect to its real property which do not materially affect the present value or use of such real property.

    h. The inventories of the China Medical Group as reflected in Exhibit 2, and as specifically set forth in separate schedules dated as of December 31, 1995, and attached hereto as Exhibit 3 are valued at the lower of cost or net realizable value.

    i.   The accounts receivable of the China Medical Group reflected in
Exhibit 2, and as specifically set forth in separate schedules attached hereto at Exhibit 4, which shall become due and payable on or before the Closing Date shall be valid and collectible pursuant to their terms, and can reasonably be anticipated to be paid within twelve months after the Closing Date or after the date when the accounts receivable may become due and payable.

    j. In connection with their acquisition of shares of ESI, each Shareholder represents and warrants to ESI the following :

         (i) The Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of an investment in ESI.

         (ii) The ESI Common Stock is being acquired for the account of the Shareholder for investment and not with a view to, or for resale in connection with, any distribution of the ESI Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         (iii) The Shareholder acknowledges and agrees that the shares of ESI Common Stock are not registered under the Securities Act, or the laws of any other jurisdiction. Under U.S. law, the ESI Common Stock cannot be sold or transferred by the Shareholder unless they are subsequently registered under applicable law or an exemption from registration is available. ESI is not required to register or assist in the registration of the ESI Common Stock or to make any exemption from registration available. The Shareholder further acknowledges and agrees that the share certificates evidencing the ESI Common Stock will bear a legend substantially in the following terms :
                   THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE "REGISTERED SECURITIES" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. AS AMENDED, AND RULE 144 PROMULGATED THEREUNDER, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SAID ACT.

    3. REPRESENTATIONS AND WARRANTIES OF ESI. ESI represents and warrants to the Shareholders, all of which representations and warranties shall be true at the Closing Date, and which shall survive the Closing Date for a period of three years therefrom, that :

    a. ESI is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and carry on its business as now being conducted and has authorized capital stock consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, of which 1,200,000 shares are presently issued and outstanding, and no other debt or equity securities of ESI are issued or outstanding as of the dated hereof and there does not now exist nor will there exist at the

Closing Date any agreement or commitment to issue any such securities. Additionally, ESI and its board of directors and shareholders shall take such action prior to the Closing Date as shall be necessary to effect registration of preferred stocks or other similar actions such that, as of the Closing Date, there shall be 1,200,000 issued and outstanding shares of Common Stock of $0.001 par value and, as of such date, there shall be no other debt or equity securities of ESI outstanding and no agreement or commitment by ESI to issue any such securities. True and correct copies of the Articles of Incorporation and Bylaws of ESI, as amended through the date hereof, are attached hereto as
Exhibit 5 and no amendment shall occur through the Closing Date.

    b. ESI has the corporate power to execute and perform this Agreement and to deliver the shares required to be delivered to the Shareholders hereunder.

    c. The execution and delivery of this Agreement and the issuance of the stock required hereunder, have been duly authorized by all necessary corporate action, and neither the execution nor delivery of this Agreement, nor the issuance of the shares nor the performance, observance, or compliance with the terms and provisions of this Agreement, will violate any provision of law, any order of any court or other governmental agency, the Certificate of Incorporation or Bylaws of ESI or any indenture, agreement or other instrument to which ESI is a party, or by which ESI is bound or by which any of its property is bound.

    d. The shares of ESI Common Stock deliverable hereunder will, on delivery in accordance with terms hereof, be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any lien, claim or other encumbrance.

    e. The financial statements prepared by Brian Macbeth, Certified Public Accountants, at and or the year ended December 31, 1995 (The "ESI Financial Statements"), attached hereto as Exhibit 6, constitute true and correct statements as of such date of the financial condition of ESI and of its assets, liabilities and income, prepared in accordance with generally accepted accounting principles of the United States consistently applied, and from December 31, 1995, and until the Closing Date, no dividends or distributions of capital, surplus, or profits shall be paid or declared by ESI in redemption of its outstanding shares or otherwise.

    f. Since December 31, 1995, ESI has not engaged in any transaction other than transactions in the normal course of the operations of its business, except as specifically authorized by the Shareholders in writing.

    g. ESI is not involved in any pending or threatened litigation which would materially adversely affect its financial condition as shown by the balance sheet of December 31, 1995 (Exhibit 6 hereto), which has not been provided for on such balance sheet or referred to in such balance sheet or described on Exhibit 7 attached hereto.

    h. No representations, warranties or covenants of ESI in this Agreement or any certificate or other document furnished or to be furnished by ESI pursuant to this Agreement contains or will contain a material misstatement of fact, or omit or will omit a material fact necessary to make the statements contained herein or therein not misleading. None of the officers or directors of ESI has knowledge of any act or matter, which may have a material adverse effect upon ESI or the securities of ESI.

    i. As of the date hereof, the shares of outstanding common stock of ESI are, and as of the Closing Date, such shares shall be, registered under Section 13 or 151 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Copies of all report (the "Reports") filed by ESI pursuant to Section 13 or 15 of the Exchange Act since January 1, 1994, have been delivered to the Shareholders. The Reports were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder. The Report (i) do not contain any untrue statement of a material fact, and (ii) do not omit to state material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    j. Except as previously described to the Shareholders in writing, ESI has no material liabilities of any nature except :

         (i) Liabilities reflected or reserved against in the ESI Financial Statements attached hereto ; and

         (ii) Liabilities incurred by ESI subsequent to the date of the latest statement of financial condition submitted as part of the ESI Financial Statements in the ordinary course of business and consistent with past practice and disclosed in writing to the Shareholders. As used in this Section, "material" means amounts of $5,000 or more.

    k. In connection with its acquisition of the China Medical Group, ESI hereby represents and warrants to the Shareholders the following :

         (i) ESI has such knowledge and experience in financial and business matters that ESI is capable of evaluating the merits and risks of an investment in the China Medical Group.

         (ii) The shares of the China Medical Group are being acquired for the account of ESI for investment and not with a view to, or for, resale in connection with, any distribution of such shares within the meaning of the Securities Act.

         (iii) ESI acknowledges and agrees that the shares of the China Medical Group are not registered under the Securities Act, or the laws of any other jurisdiction. The shares of the China Medical Group cannot be sold or transferred by ESI unless they are subsequently registered under applicable law or an exemption from registration is available. The Shareholders are not required to register or assist in the registration of the shares of the China Medical Group or to make any exemption from registration available. ESI further acknowledges and agrees that the share certificates evidencing the shares of the China Medical Group will bear a legend substantially similar to the legend set forth in
                   Section 2(j)(iii) above.

         (iv) The Shareholders shall have received the representation and guarantee made personally by all members of Board of Directors of ESI that ESI has no loss and no liabilities of any kind prior to or at the Closing Date.

    l. Except as previously disclosed to the Shareholders in writing, there has not been with respect to ESI since December 31, 1995, nor shall there be with respect to ESI through the Closing Date :

         (i) Any event, condition or state of facts, which individually or in the aggregate, has resulted in any known adverse material change in condition (financial or otherwise), in the assets, liabilities, prospects or business of ESI taken as a whole ;

         (ii) Any declaration, setting aside or payment, directly or indirectly, or a distribution of assets, in the nature of dividends or a partial liquidation, pro rata or otherwise ;

         (iii) Any damages, destruction, loss or other casualty, whether or not covered by insurance, or any strike, work stoppage, slowdown, or other labour trouble materially adversely affecting the business or properties of ESI considered as a whole.

         (iv) Any material change in the method of recordkeeping employed by ESI.

         (v) Any issuance or sale of any capital stock, bond, debentures, notes or other securities ;

         (vi) Any discharge or satisfaction of any lien or encumbrance or the payment of any obligation or liability, accrued, absolute or contingent, by such entity in excess of $5,000 in the aggregate other than liabilities shown in the latest ESI Financial Statements and liabilities arising out of obligations incurred since December 31, 1995, in the ordinary course of business and disclosed in writing to the Shareholders prior to the execution of this Agreement;

         (vii) Any amendment or termination or receipt of notice of any proposed amendment or termination of any material contract, franchise, agreement, plan, lease, license or permit to which ESI is party or by which it may be bound which materially affects or will affect the business of ESI as presently conducted;

         (viii) Any mortgage, pledge or subjection of any lien, charge, option or other encumbrance upon any of the property or assets, tangible or intangible, of ESI.

         (ix) Any sale, assignment, transfer or agreement to sell, assign or transfer any of the assets of ESI or the making of any commitment or the incurring of any material liability, or the cancellation or compromise or agreement to cancel or compromise any of the debts or claims of such entity;

         (x) Any sale, assignment or transfer or agreement to sell, assign or transfer any trademark or trade name, or application therefore, or computer software or hardware or other proprietary information; or

         (xi) Any other material transaction or event other than in the ordinary course of business.

    m. Except as previously disclosed to the Shareholders in writing by ESI, ESI is not party to any of the following :

         (i) Collective bargaining agreements involving ESI and all other agreements with employees of ESI as a group ;

         (ii) Bonus, deferred compensation, pension, profit sharing, stock option, stock purchase, incentive or retirement plans or other employee benefit arrangement ;

         (iii) Employment agreements, contracts, or commitments, not terminable at will without penalty, with or between ESI and a director, officer or employee of ESI ;

         (iv) Agreements of guarantee or indemnification from ESI to any person or entity ;

         (v) Agreements, contracts or commitments containing any covenant limiting the right of ESI to engage in any line of business or complete with any person or entity ;

         (vi) Agreements, contracts, or commitments to which ESI is a party or by which it is bound evidencing or providing for loans to others ;

         (vii) Agreements, contracts, or commitments of ESI relating to material future payments ;

         (viii) Agreements, contracts or commitments relating to a merger, recapitalization, reorganization or the acquisition of assets or capital stock of any business enterprise ;

         (ix) Government or government agency or authority approvals, consents, orders, registrations, authorizations, licenses and permits, and applications with respect thereto, which are material to the business and operations of ESI as currently conducted ; or

         (x) Agreements, contracts or commitments which may require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness hereof.

              During the period commencing with the date hereof and ending with the Closing Date, ESI will not enter into any such agreement, contract or commitment, or be subject of any such approval, consent, order, registration, authorization, license, permit or application without the prior written consent of the Shareholders.

    n. Subject to the terms and conditions hereof, the Board of Directors of ESI has duly approved this Agreement and its execution and the carrying out of the transactions contemplated herein.

    o. Prior to the Closing Date, ESI shall not negotiate or directly or indirectly solicit or propose to enter into any negotiations which have as their purpose the sale of the ESI Common Stock or all or any material portion of the assets of, or a tender offer, merger or other acquisition proposal involving ESI or its assets, with any person other than the Shareholders.

    p. ESI hereby agrees, except as otherwise consented to or approved by the Shareholders in writing, that prior to the Closing Date, ESI will (I) operate its business substantially as now operated and only in the ordinary course, and, to the extent of an consistent with such operation, it will use its best efforts to preserve its relationships with persons having business dealings with it,
(ii) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted, (iii) maintain its books, accounts and records in the usual, regular and ordinary manner and in accordance with generally accepted accounting principles of the United States applied on consistent basis, (iv) timely file all federal, state and local tax returns and reports, including, without limitation, income, franchise, excise, ad valorem, and other taxes with respect to its business and properties and to pay all taxes or assessments, except for taxes being contested in good faith by appropriate proceedings, as they become due, (v) maintain insurance upon its properties in accordance with its current practice, (vi) comply in all material respect with all laws, regulations, rules and ordinances applicable it and to the conduct of their respective business, and (vii) comply with any contracts, agreements, commitments, mortgages and similar instruments to which it is party.

    4.   CONDITIONS TO THE OBLIGATIONS OF ESI    The obligations of ESI
hereunder are subject to the following conditions :

    a. ESI shall not have discovered any material error or misstatement in any of the representations and warranties made by the Shareholders as parties hereto and all of the terms and conditions of this Agreement to be performed and complied with by the Shareholders on or prior to the Closing Date shall have been performed and complied with by the Closing Date.

    b. ESI shall have received the opinion of Messrs. Vanderkam & Sanders, legal counsel for the China Medical Group, to the effect that (i) each member of the China Medical Group is duly organized and validly existing under the laws of the jurisdiction of its incorporation and have the power and authority to own their properties and to carry on their respective business wherever the same may be located and operated as of the Closing Date, and (ii) this Agreement has been duly executed, and when delivered by the Shareholders is enforceable in accordance with its terms, subject to general principles of equity, and the valid exercise of police power. In rendering any such opinion, Vanderkam & Sanders may rely on opinions of counsel licensed to practice law in applicable jurisdictions where Vanderkam & Sanders is not so licensed.

    5.   CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS.     The obligations
of the Shareholders hereunder are subject to the following conditions :

    a. All representations and warranties of ESI made herein shall be true and correct as of the date made and as of the Closing Date, and all the terms and conditions of this

Agreement to be performed and complied with by ESI on or prior to the Closing Date shall have been performed and complied by the Closing Date.

    b. There shall have been no substantial adverse change in the conditions, whether financial, business or otherwise of ESI from December 31, 1995 to the Closing Date, and between December 31, 1995 and the Closing Date, the business and assets of ESI shall have not been materially adversely affected as the result of any fire explosion, earthquake, flood, accident, strike, lockout, taking over of any assets by any governmental authorities, riot, activities of armed forces, or acts of God or of public enemies.

    c. The Shareholders shall have received the opinion of Messrs. Vanderkam & Sanders, counsel for ESI, to the effect that (i) ESI is a corporation duly organized and validly existing under the laws of the State of Nevada, and that it has the power to own and operate its properties wherever the same may be located as of the Closing Date ; (ii) the Agreement has been duly executed and delivered by ESI and is enforceable against ESI in accordance with its terms ;
(iii) the shares to be delivered to the Shareholders pursuant to the terms of this Agreement have been validly issued, are fully paid and nonassessable, and
(iv) the exchange of the shares herein contemplated does not require the registration of the ESI Common Shares pursuant to any Federal law dealing with the issuance, sale, transfer, and/or exchange of corporate securities.

    6.   CLOSING DATE.  The closing shall take place at 10:00 a.m. Mountain
Standard Time, on or before                          , 1996, at such time and
place as the parties hereto shall mutually agree.

    7. ACTIONS AT CLOSING. At closing, ESI and the Shareholders will each deliver, or cause to be delivered to the other, the securities to be exchanged in accordance with Section 1 of this Agreement, and each party shall pay any and all taxes required to be paid in connection with the issuance and delivery of the securities being assigned by such party. All share certificates shall be in the name of the party to which the same are deliverable except the Shareholders shares which shall be duly endorsed or accompanied by a stock power executed in blank with the signature guaranteed.

    In addition, the following shall occur at Closing :

    a.   ESI will deliver to the Shareholders :

         (i) Duly certified copies of all corporate resolutions and other corporate proceedings taken by ESI to authorize the execution, delivery and performance of the Agreement. (ii) The opinion if Messrs. Vanderkam & Sanders, counsel for ESI, as provided for in
         Section 5(c) hereof. (iii) A Certificate executed by a principal officer of ESI and each member of its Board of Directors and the holders of a majority of its Common Stock attesting that all of the representations and warranties of ESI are true and correct as of the Closing Date, and that all of the conditions to the obligations of the Shareholders to be performed by ESI have been performed as of the Closing Date. (iv) A Certificate of Incumbency and Signatures of the officers of ESI dated as of the date of this Agreement and as of the Closing Date. (v) The written resignations of all directors and officers, auditors, consultants, consults and employees of ESI, which resignations shall contain an acknowledgement from each of them that they have no claims against ESI for loss of office or otherwise. (vi) All registration certificates, statutory books, minutes books and corporate seal of ESI all accounts, books and all documents and papers in connection with the affairs of ESI and all documents of title relating to ESI assets.

    b.   The Shareholders will deliver to ESI :

         (i) The opinion of Vanderkam & Sanders, counsel for the China Medical Group, as provided for in Section 4(b) hereof. (ii) Certificates of corporate good standing from the jurisdiction of incorporation as of a recent date for each member of the China Medical Group. (iii) A certificate of the Shareholders signed by each Shareholder that each of the representations and warranties of the Shareholders is true and correct as of the Closing Date and that all of the conditions to the obligations of ESI to be performed by the Shareholders have been performed as of the Closing Date.

    8.   DISSOLUTION OF BOARD OF DIRECTORS.      Upon completion of the
acquisition, the existing board of directors of ESI shall be dissolved and new board shall be constituted by the China Medical Group.

    9.   CONDUCT AND BUSINESS BOARD OF DIRECTORS, ETC.     Between the date
hereof and the Closing Date, the members of the China Medical Group shall conduct their business in the same manner in which it has heretofore been conducted, and the Shareholders will not permit any member of the China Medical Group to (i) enter into any contract, agreement or commitment other than in the ordinary course of business, or (ii) declare or make any distribution of any kind to the Shareholders of the China Medical Group, without first obtaining the written consent of ESI. Reciprocal requirements also apply to ESI.

    10.  ACCESS TO PROPERTIES, BOOKS AND RECORDS

    a. The Shareholders hereby grant to ESI and its duly authorized representatives, during normal business hours between the date hereof and the Closing Date, the right of full and complete access to the properties of the China Medical Group and full opportunity to examine their books and records.

    b. ESI hereby grants to the Shareholders and their duly authorized representatives, during normal business hours between the date hereof and the Closing Date, the right of full and complete access to the properties of ESI and full opportunity to examine ESI's books and records.

    11.  CONFIDENTIAL MATTERS

    a. ESI acknowledges and agrees that during, and as a result of any discussions, furnishing of documents, ESI's own investigation, and otherwise, ESI shall have access to certain confidential information (as defined herein below). ESI hereby agrees for itself and for each of its officers, directors, employees, agents, representatives and affiliates :

(i) to keep secret and confidential, and not to use directly or indirectly for its own benefit or the benefit of others or to the detriment of any of the Shareholders or of the China Medical Group, each and every item of the Confidential Information, and to use the Confidential Information solely for the purpose of evaluating the transactions described herein ; (ii) to restrict access to the Confidential Information to those of its officers, directors, employees, agents, representatives, consultants, financial advisors and potential investors who, in the performance of its or their duties, reasonably require access to the Confidential Information ; (iii) to the best of its/their ability ensure that its officers, directors, employees, agents, representatives, consultants, financial advisors, potential investors and potential lenders who obtain access to Confidential Information maintain the secrecy and confidentiality thereof and do not use directly or indirectly any such Confidential Information for its or their own benefit or the benefit of others or disclose any of the Confidential Information to any person or entity not entitled to the same pursuant to the terms hereof or any written consent of the Shareholders and China Medical Group; and (iv) to use the Confidential Information for no other purposes than those specifically authorized hereunder.

    b. For purpose of this Agreement, "Confidential Information" shall include, but not be limited to, (i) all subsequent and prior or derivative drafts hereof, and all information contained or described in the Exhibits and Schedules attached hereto; (ii) the identity of the Shareholders and the members of the China Medical Group; (iii) the nature, structure and terms of the transactions described herein and contemplated hereby and any arrangements related thereto; (iv) all information pertaining or relating to, or arising out of or in connection with, any of the foregoing, regardless of the source of such information, projections, financial margins, or any other information relating to the transactions described herein and the Shareholders or the China Medical Group, including, but not limited to customer lists, trade secrets, computer programs, products being developed, marketed, and distributed by the Shareholders or China Medical Group, engineering, technical and scientific date, tapes, designs, skills, procedures, formulations, methods, drawings, facilities, information and know-how, and other confidential information regarding the Shareholders or the China Medical Group.

    c. ESI further agrees that it shall deliver to the Shareholders and its counsel for their prior approval all proposed press releases, reports on Form 8-K to be filed with the Securities and Exchange Commission and other statements, disclosures or reports regarding the transactions or matters described herein, contemplated hereby, or related hereto.

    d. The provisions of this Section and the agreements by ESI as set forth in this Section shall apply whether or not the Shareholders actually acquire ESI, and accordingly, shall continue to apply after any termination, of the discussions regarding said acquisition for whatever reason and shall have no termination or expiration date.

    e. ESI agrees that disclosure of any of the Confidential Information would cause immediate and irreparable harm to the Shareholders and the China Medical Group for which damages would not constitute adequate compensation and that in the event that ESI has violated or is about to violate any provision of this Agreement, any of the Shareholders or the China Medical Group may bring an action for and obtain injunctive relief in any court having jurisdiction over ESI or its assets without providing a bond or other security. Such Shareholders and/or the China Medical Group may recover their attorneys fees and other costs of successfully enforcing this Agreement or their rights hereunder or in recovering damages for the breach hereof.

    12. BROKERAGE FEE. Each party hereto represents that no brokers have been employed in this transaction for which the other party could or will become liable.

    13. COSTS AND EXPENSES. Each party hereto shall pay its own costs and expenses incident to the preparation of this Agreement and to the consummation of the transactions contemplated herein.

    14.  MISCELLANEOUS

    a. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Nevada.

    b. This Agreement shall not be assignable by either party without the prior written consent of the other.

    c. All paragraph headings herein are inserted for convenience only. This Agreement may be executed in several identical counterparts, each of which shall be deemed an original, and which when taken together shall constitute one and the same instrument.

    d. The Agreement sets forth the entire understanding between the parties, there being no terms, conditions, representations or warranties other than those contained herein, and no amendments hereto shall be valid unless in writing and signed by all parties hereto.
    e. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the Shareholders and upon the successors and assigns of ESI.

    f. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail :

    If to the Shareholder,
    then : To the names and addresses set out on the signature page under the heading "Shareholders".

    With copies to :                        Vanderkam & Sanders
                                            Attn : Hank Vanderkam
                                            1111 Caroline, Suite 2905
                                            Houston, Texas 77010

    If to ESI, then :                       Energy Systems, Inc.
                                            1111 Caroline, Suite 2905
                                            Houston, Texas 77010

    With copies to :                        Vanderkam & Sanders
                                            Attn : Hank Vanderkam
                                            1111 Caroline, Suite 2905
                                            Houston, Texas 77010

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and ESI has caused its corporate seal to be affixed hereto as of the date and year first above written.

                                            "ESI"

Attest::                                    ENERGY SYSTEMS, INC.


By : /s/ illegible                          By : /s/ illegible
    -----------------                            --------------
    Secretary                                         President

"Shareholders"



/s/ illegible                                    /s/ illegible
- ------------------                               -----------------
BEAUTIMATE LIMITED
Suite 5301
Central Plaza
18 Harbour Road
Wanchai
Hong Kong



/s/ illegible
- -----------------
ONGOING LIMITED
Suite 5301
Central Plaza
18 Harbour Road
Wanchai
Hong Kong